Exhibit 99

CONTACT:	REGIS CORPORATION:
Mark Fosland — Vice President, Finance
952-806-1707
Alex Forliti — Director, Finance-Investor Relations
952-806-1767

For Immediate Release

REGIS COMPLETES SALE OF TRADE SECRET DIVISION

MINNEAPOLIS, February 16, 2009 — Regis Corporation (NYSE:RGS), the global leader in the $170 billion hair care industry, today announced the completion of the sale of its Trade Secret retail product division to Premier Salons Beauty, Inc.  On January 27, 2009, the Company announced the signing of a definitive agreement to sell its Trade Secret retail product division to Premier Salons Beauty, Inc.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of February 16, 2009, the Company owned, franchised or held ownership interests in over 12,800 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women.  In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue.  Regis also maintains ownership interests in Empire Education Group and the MY Style concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia. Regis also maintains a 49 percent ownership interest in Intelligent Nutrients, a business that provides a wide variety of certified organic products for health and beauty.  For additional information about the company, including management’s current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:

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